                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
       AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                               (AMENDMENT NO. 1)


                               Midway Games Inc.
                          ----------------------------
                                (Name of Issuer)

                          Common Stock, par value $.01
                  --------------------------------------------
                         (Title or Class of Securities)

                                   598148104
                          ----------------------------
                                 (CUSIP Number)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


















                               Page 1 of 3 pages


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                                                              Page 2 of 3 pages
CUSIP NO. 598148104
                                      13G
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           WMS Industries Inc.
           36-2814522
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)       [ ]
                                                                  (b)       [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OR ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
                                                      0

  NUMBER OF SHARES    6    SHARED VOTING POWER
    BENEFICIALLY                                      0
    OWNED BY EACH
  REPORTING PERSON    7    SOLE DISPOSITIVE POWER
        WITH                                          0

                      8    SHARED DISPOSITIVE POWER
                                                      0

-------------------------------------------------------------------

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

           CO

-------------------------------------------------------------------------------



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CUSIP NO.  598148104                                          Page 3 of 3 pages

                                      13G

ITEM 1.    ISSUER
           (a)  Midway Games Inc.
           (b)  3401 North California Avenue
                Chicago, Illinois  60618

ITEM 2.    PERSON FILING
           (a)  WMS Industries Inc.
           (b)  3401 North California Avenue
                Chicago, Illinois  60618
           (c)  A Delaware corporation.
           (d)  Common Stock, par value $.01
           (e)  598148104

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
           (c) CHECK WHETHER THE PERSON FILING IS A:
           N/A

ITEM 4     OWNERSHIP.
           (a)  0
           (b)  0%
           (c)  See items 5 through 8, page 2

ITEM 5.    OWNERSHIP OF 5% OR LESS OF A CLASS
           The reporting person has ceased to be the beneficial owner of more than 5% of the class. [X]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
           N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.
           N/A

ITEM 10.   CERTIFICATIONS.
           N/A

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 15, 1998                WMS INDUSTRIES INC.

                                     By:  /s/ Orrin J. Edidin
                                          -------------------------------
                                          Orrin J. Edidin
                                          Vice President & Secretary